Exhibit 99.3

PURE Bioscience, Inc.

RESTRICTED STOCK UNITS AGREEMENT

THIS RESTRICTED STOCK UNITS AGREEMENT (this “Agreement”) is made and entered into as of the 22nd day of June 2017 (the “Grant Date”), by and between PURE BIOSCIENCE, INC., a Delaware corporation, and Henry Lambert (the “Grantee”), an executive officer of the Company. The Company has granted to the Grantee an award (the “Award”) consisting of Two-Hundred Thousand (200,000) Restricted Stock Units (each a “Unit” and, together, the “Units” or the “Total Number of Units”), subject to the terms and conditions of this Agreement. Each Unit represents a right to receive upon settlement one (1) share of Stock. The Award has not been granted pursuant to any compensatory, bonus, or similar plan maintained or otherwise sponsored by the Company (collectively, the “Plan”), and the shares of Stock that may become issuable upon settlement the Units shall not reduce the number of shares of Stock available for issuance under any Plan.

1. Definitions and Construction.

1.1 Definitions. Capitalized terms used herein shall have the following meanings.

(a) “Board” means the Board of Directors of the Company. If one or more committees of the Board of Directors have been appointed by the Board to administer this Agreement, “Board” also means such committee(s).

(b) “Cause” shall have the same meaning as under Section 4.3(b) of the Employment Agreement.

(c) “Change in Control” shall have the same meaning as under Section 5.2 of the Employment Agreement.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder.

(e) “Company” means PURE Bioscience, Inc., a Delaware corporation, and any successor thereto.

(f) “Complete Disability” shall have the same meaning as under Section 4.3(c) of the Employment Agreement.

(g) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company.

(h) “Director” shall mean a member of the Board or of the board of directors of any Participating Company.

(i) “Dividend Equivalent Units” mean additional Restricted Stock Units credited pursuant to Section 2.3.

(j) “Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the this Agreement. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be.

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(k) “Employment Agreement” means that certain Employment Agreement, by and between the parties hereto, dated as of October 23, 2013, as amended on January 19, 2017.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Expiration Date” means the tenth (10th) anniversary of the Grant Date.

(n) “Fair Market Value” means as of any date, the value of a share of Stock or other property as determined by the Board, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) If, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Board deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its discretion.

(ii) If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Board in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(o) “Good Reason” shall have the same meaning as under Section 4.3(a) of the Employment Agreement.

(p) “Participating Company” means the Company and any subsidiary of the Company.

(q) “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.

(r) “Restricted Stock Unit” or “Unit” means a right to receive on the applicable Settlement Date and in accordance with this Agreement one (1) share of Stock, and includes the Total Number of Units originally granted pursuant to this Agreement and the Dividend Equivalent Units credited pursuant to Section 2.3, as both may be adjusted from time to time pursuant to Section 7. Restricted Stock Units are bookkeeping entries and represent only the Company’s unfunded and unsecured promise to issue shares of Stock on a future date. The holder of a Restricted Stock Unit has no rights other than the rights of a general creditor of the Company.

(s) “Securities Act” means the Securities Act of 1933, as amended.

(t) “Service” means the Grantee’s employment or service with a Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, Grantee’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Grantee renders such Service or a change in the Participating Company for which the Grantee renders such Service, provided that there is no interruption or termination of the Grantee’s Service. Furthermore, the Grantee’s Service shall not be deemed to have terminated if the Grantee takes any military leave, sick leave, or other bona fide leave of absence approved by the Board. The Grantee’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Grantee performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Grantee’s Service has terminated and the effective date of such termination.

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(u) “Service Condition” means the condition to the vesting of the Award. The Service Condition is satisfied based on the duration of the Grantee’s continuous Service from the Grant Date, as provided by Section 3.1.

(v) “Settlement Date” means, for each Vested Unit, the earliest of (i) the ten-year anniversary of the Grant Date; (ii) sixty days after the date the Grantee’s Service ceases for any reason and such cessation constitutes a “separation from service” within the meaning of Section 409A of the Code; (iii) the date of Grantee’s death or (iv) the date of a Change in Control that constitutes a “change in control event” within the meaning of Section 409A of the Code. Notwithstanding the foregoing, if the Settlement Date is scheduled to occur on a date that is not a business day, the Settlement Date shall instead occur on the next following business day. In addition, except with respect to (iv) above, if the Settlement Date does not occur (A) during an “open window period” applicable to the Grantee, as determined by the Company in accordance with its then effective insider trading policy or (B) on a date when the grantee is otherwise permitted to sell shares of Stock on an established stock exchange or quotation system, then the Settlement Date shall be extended to the first business day when the Grantee is not prohibited from selling shares of Stock in the open public market. Except to the extent required by Section 10.1, in no event shall the Settlement Date occur later than December 31 of the calendar year in which the Settlement Date was scheduled to occur.

(w) “Stock” means the common stock of the Company, subject to adjustment as provided by Section 7.

(x) “Vested Unit” means a Unit that has vested in accordance with Section 3 and ceased to be subject to the Company Reacquisition Right described in Section 4.1.

1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2. The Award.

2.1 Grant of Units. On the Grant Date, the Grantee shall acquire, subject to the provisions of this Agreement, the Total Number of Units, subject to adjustment as provided in Section 7. Each Unit represents a right to receive one (1) share of Stock on the applicable Settlement Date and in accordance with this Agreement.

2.2 No Monetary Payment Required. The Grantee is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Units or shares of Stock issued upon the vesting or settlement of the Units, the consideration for which shall be services to be rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable law, the Grantee shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Units.

2.3 Dividend Equivalent Units. On the date that the Company pays a cash dividend or other cash distribution to holders of Stock generally, the Grantee shall be credited with a number of additional whole Dividend Equivalent Units determined by dividing (a) the product of (i) the dollar amount of the cash dividend or distribution paid per share of Stock on such date and (ii) the total number of Units previously credited to the Grantee pursuant to this Agreement which have not been settled or forfeited pursuant to the Company Reacquisition Right (as defined below) as of such date, by (b) the Fair Market Value per share of Stock on such date. Any resulting fractional Dividend Equivalent Unit shall be rounded down to the nearest whole number. Such additional Dividend Equivalent Units shall be subject to the same terms and conditions and shall be settled or forfeited in the same manner and at the same time as the Units originally subject to this Agreement with respect to which they have been credited.

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2.4 Termination of the Award. The Award shall terminate upon the first to occur of (a) the final settlement of all Vested Units in accordance with Section 5 (including a final settlement upon the termination or cessation of Grantee’s Services) or (b) the Expiration Date if settlement has not occurred on or before the Expiration Date.

3. Vesting of Units.

3.1 Satisfaction of Service Condition. Except as provided by Section 3.3 below and subject to the Grantee’s continuous Service through the applicable date set forth in the table below (each a, “Service Date”), the Service Condition will be satisfied, and the Units will vest, in accordance with the following schedule:

Service Date	Percentage of Total Number of Units
December 31, 2018	25%
December 31, 2019	25%
December 31, 2020	25%
December 31, 2021	25%

3.2 Vesting Upon Change in Control or Upon Termination Without Cause or Due to Death, Complete Disability or Good Reason. If a Change in Control occurs prior to the Expiration Date, and prior to the termination of Grantee’s Service, then the Service Condition will be satisfied with respect to one-hundred percent (100%) of the Total Number of Units that are subject to vesting effective as of the date of such Change in Control. If the Grantee’s Service is involuntarily terminated by the Company for any reason other than Cause or the Grantee’s Service terminates as a result of the Grantee’s death or Complete Disability or Grantee terminates his Service for Good Reason prior to the Expiration Date and Grantee executes a release in accordance with the Employment Agreement, then the Service Condition will be satisfied with respect to one-hundred percent (100%) of the Total Number of Units that are subject to vesting effective as of the date of such termination of Service.

3.3 Effect of Termination of Service. Subject to the vesting provisions in Sections 3.1, and 3.2 above, upon the termination of Grantee’s Service (whether by the Company or by Grantee and whether for Cause or for any or no reason), then:

(a) all Units for which the Service Condition has not been satisfied as of the date of such termination of Service shall be subject to the Company Reacquisition Right (as defined in Section 4.1) immediately upon the termination of Grantee’s Service; and

(b) all Units for which the Service Condition has been satisfied as of the date of such termination of Service (including as a result of Section 3.3) shall not be subject to the Company Reacquisition Right, but instead shall remain Vested Units.

3.4 Payments Upon Vesting. Upon the vesting of any Units pursuant to Sections 3.1, or 3.2, above, the Company shall, if Grantee is an employee at the time of Vesting, pay, on behalf of Grantee, the Federal Insurance Contributions Act tax imposed pursuant to Sections 3101 and 3121(v)(2) of the Code on the Vested Units (the “FICA Amount”). In addition, the Company shall pay Grantee a tax gross-up payment (computed at the highest applicable marginal rate) in an amount that, after payment of all federal, state, and local income and employment taxes, results in the Grantee’s receipt and retention, on an after-tax basis, of an amount equal to all federal, state, and local taxes payable by Grantee on the FICA Amount.

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3.5 Federal Excise Tax Under Section 4999 of the Code. For avoidance of doubt, Section 6 of the Employment Agreement is incorporated herein.

4. Company Reacquisition Right.

4.1 Grant of Company Reacquisition Right. In the event that the Grantee’s Service terminates for any reason, the Grantee shall forfeit and the Company shall automatically reacquire all Units for which the applicable Service Condition has not been satisfied as of the time of such termination in accordance with Section 3 (the “Unvested Units”), and the Grantee shall not be entitled to any payment therefor (the “Company Reacquisition Right”).

4.2 Dividends, Distributions and Adjustments. Upon the occurrence of a dividend or distribution to the stockholders of the Company paid in shares of Stock or other property, or any other adjustment upon a change in the capital structure of the Company as described in Section 7, any and all new, substituted or additional securities or other property to which the Grantee is entitled by reason of the Grantee’s ownership of Unvested Units shall be immediately subject to the Company Reacquisition Right and included in the terms “Units” and “Unvested Units” for all purposes of the Company Reacquisition Right with the same force and effect as the Unvested Units immediately prior to the dividend, distribution or adjustment, as the case may be. For purposes of determining the number of Units for which the applicable Service Condition has been satisfied following a dividend, distribution or adjustment, credited Service shall include all Service with any corporation which is a Participating Company at the time the Service is rendered, whether or not such corporation is a Participating Company both before and after any such event.

5. Settlement of the Units.

5.1 Issuance of Shares of Stock. Subject to the provisions of Section 5.3 below, the Company shall issue to the Grantee on the Settlement Date with respect to each Vested Unit to be settled on such date one (1) share of Stock.

5.2 Beneficial Ownership of Shares. A certificate for the shares acquired by the Grantee shall be registered in the name of the Grantee, or, if applicable, in the names of the heirs of the Grantee.

5.3 Transfer of Shares. The Grantee may not transfer the shares of Stock issued upon settlement of the Units except in compliance with applicable federal and state securities laws and the Company’s insider trading policy.

5.4 Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Units.

6. Tax Withholding.

6.1 In General. Subject to the obligations of the Participating Company under Sections 3 and 6.2 , at the time this Agreement is executed, or at any time thereafter as requested by a Participating Company, the Grantee hereby authorizes withholding from payroll and any other amounts payable to the Grantee, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax (including any social insurance) withholding obligations of the Participating Company, if any, which arise in connection with the grant of Units, the vesting of Units or the issuance of shares of Stock in settlement thereof. The Company shall have no obligation to deliver shares of Stock until the tax withholding obligations of the Participating Company have been satisfied by the Grantee. Additionally, any taxes imposed on the Grantee due to Services to the Company (including upon the issuance, vesting and settlement of the Units) will be the sole responsibility of the Grantee (except as otherwise specified in Section 3).

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6.2 Assignment of Sale Proceeds. Subject to compliance with applicable law and the Company’s Trading Compliance Policy, if permitted by the Company, the Grantee may satisfy the Participating Company’s tax withholding obligations in accordance with procedures established by the Company providing for delivery by the Grantee to the Company or a broker approved by the Company of properly executed instructions, in a form approved by the Company, providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the shares being acquired upon settlement of Units.

7. Adjustments for Changes in Capital Structure.

Subject to any required action by the stockholders of the Company and the requirements of Section 409A of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (other than regular, periodic cash dividends paid on Stock pursuant to the Company’s dividend policy) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number of Units subject to this Agreement and/or the number and kind of shares or other property to be issued in settlement of the Units, in order to prevent dilution or enlargement of the Grantee’s rights under this Agreement. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends paid on Stock pursuant to the Company’s dividend policy) to which the Grantee is entitled by reason of ownership of Units acquired pursuant to this Agreement will be immediately subject to the provisions of this Agreement on the same basis as all Units originally acquired hereunder. Any fractional Unit or share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Board, and its determination shall be final, binding and conclusive.

In the event of a merger or other Change in Control which does not constitute a Settlement Date, the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), shall, without the consent of the Grantee, assume or continue in full force and effect the Company’s rights and obligations under the Units then-outstanding and this Agreement or substitute for the Units then-outstanding substantially equivalent restricted stock units for Acquiror’s stock. For purposes of this Section, the Units or any portion thereof shall be deemed assumed if, following the merger or Change in Control, this Agreement, as assumed, confers the right to receive, subject to the terms and conditions of the this Agreement, for each Unit outstanding immediately prior to the merger or Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the merger or Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Board may, with the consent of the Acquiror, provide for the consideration to be received upon the settlement of the Units, for each share of Stock subject to the Unit, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the merger or Change in Control.

8. Rights as a Stockholder or Employee.

The Grantee shall have no rights as a stockholder with respect to any shares which may be issued in settlement of the Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the shares of Stock are issued, except as provided in Section 2.3 or Section 7. The Grantee understands and acknowledges that the Grantee’s Services to the Company is dictated by the Employment Agreement. Nothing in this Agreement shall confer upon the Grantee any right to continue in the Service of a Participating Company or interfere in any way with any right of a Participating Company to terminate the Grantee’s Service at any time.

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9. Legends.

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of stock issued pursuant to this Agreement. The Grantee shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Agreement in the possession of the Grantee in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include, but shall not be limited to, the following:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR RULE 701 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

10. Compliance with Section 409A.

It is intended that any election, payment or benefit which is made or provided pursuant to or in connection with this Agreement that may result in or relate to the deferral of compensation within the meaning of Section 409A of the Code (“Section 409A Deferred Compensation”) shall comply in all respects with the applicable requirements of Section 409A of the Code (including applicable regulations or other administrative guidance thereunder, as determined by the Board in good faith) to avoid the unfavorable tax consequences provided therein for non-compliance. In connection with effecting such compliance with Section 409A of the Code, the following shall apply:

10.1 Separation from Service; Required Delay in Payment to Specified Grantee. Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of the Grantee’s termination of Service which constitutes Section 409A Deferred Compensation shall be paid unless and until the Grantee has incurred a “separation from service” within the meaning of Section 409A of the Code. Furthermore, to the extent that the Grantee is a “specified employee” within the meaning of the Section 409A as of the date of the Grantee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Grantee’s separation from service shall be paid to the Grantee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of the Grantee’s separation from service or, if earlier, the date of the Grantee’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

10.2 Other Changes in Time of Payment. Neither the Grantee nor the Company shall take any action to accelerate or delay the payment of any benefits under this Agreement in any manner which would not be in compliance with Section 409A of the Code.

10.3 Amendments to Comply with Section 409A; Indemnification. Notwithstanding any other provision of this Agreement to the contrary, the Company is authorized to amend this Agreement, to void or amend any election made by the Grantee under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with Section 409A of the Code without prior notice to or consent of the Grantee. The Grantee hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Grantee in connection with this Agreement, including as a result of the application of Section 409A of the Code.

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10.4 Advice of Independent Tax Advisor. The Company has not obtained a tax ruling or other confirmation from the Internal Revenue Service with regard to the application of Section 409A to this Agreement, and the Company does not represent or warrant that this Agreement will avoid adverse tax consequences to the Grantee, including as a result of the application of Section 409A of the Code. The Grantee hereby acknowledges that he or she has been advised to seek the advice of his or her own independent tax advisor prior to entering into this Agreement and is not relying upon any representations of the Company or any of its agents as to the effect of or the advisability of entering into this Agreement.

11. Administration.

All questions of interpretation concerning this Agreement or any other form of agreement or other document employed by the Company in the administration of this Agreement shall be determined by the Board. All such determinations by the Board shall be final, binding and conclusive upon all persons having an interest in this Agreement, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Board in the exercise of its discretion pursuant to this Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest in this Agreement. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

12. Representations and Warranties of Grantee.

In connection with the acquisition of securities pursuant to this Agreement, the Grantee hereby agrees, represents and warrants as follows:

12.1 Investment Intent. The Grantee is acquiring shares of Stock pursuant to this Agreement solely for the Grantee’s own account for investment and not with a view to or for sale in connection with any distribution of the shares or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the shares or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act. The Grantee further represents that the entire legal and beneficial interest of the shares is being acquired, and will be held, for the account of the Grantee only and neither in whole nor in part for any other person.

12.2 Absence of Solicitation. The Grantee was not presented with or solicited by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television, radio or similar communications media, or presented at any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

12.3 Capacity to Protect Interests. The Grantee has either (a) a preexisting personal or business relationship with the Company or any of its officers, directors, or controlling persons, consisting of personal or business contacts of a nature and duration to enable the Grantee to be aware of the character, business acumen and general business and financial circumstances of the person with whom such relationship exists, or (b) such knowledge and experience in financial and business matters (or has relied on the financial and business knowledge and experience of the Grantee’s professional advisor who is unaffiliated with and who is not, directly or indirectly, compensated by the Company or any affiliate or selling agent of the Company) as to make the Grantee capable of evaluating the merits and risks of the investment in shares acquired pursuant to this Agreement and to protect the Grantee’s own interests in the transaction, or (c) both such relationship and such knowledge and experience.

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12.4 Registered Securities. The Grantee understands and acknowledges that:

(a) The issuance to Grantee of shares pursuant to this Agreement has been registered under the Securities Act under the Form S-8 dated June 23, 2017.

(b) The issuance to Grantee of shares pursuant to this Agreement has not been registered under state securities laws, and the shares must be held indefinitely unless a transfer of the shares is subsequently registered under state securities laws or an exemption from such registration is available, and that the Company is under no obligation to register the shares.

13. Miscellaneous Provisions.

13.1 Termination or Amendment. The Board may terminate or amend this Agreement at any time; provided, however, no such termination or amendment may adversely affect the Grantee’s rights under this Agreement without the consent of the Grantee unless such termination or amendment is necessary to comply with applicable law or government regulation, including, but not limited to, Section 409A of the Code. No amendment or addition to this Agreement shall be effective unless in writing.

13.2 Non-transferability of Units. Prior to the issuance of shares of Stock on the applicable Settlement Date, neither this Agreement nor any Units subject to this Agreement shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Grantee or the Grantee’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to this Agreement shall be exercisable during the Grantee’s lifetime only by the Grantee or the Grantee’s guardian or legal representative.

13.3 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

13.4 Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Grantee and the Grantee’s heirs, executors, administrators, successors and assigns.

13.5 Delivery of Documents and Notices. Any document relating to this Agreement or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Grantee by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party set forth below or at such other address as such party may designate in writing from time to time to the other party.

(a) Description of Electronic Delivery. This Agreement and any reports of the Company provided generally to the Company’s stockholders may be delivered to the Grantee electronically. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering this Agreement, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

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(b) Consent to Electronic Delivery. The Grantee acknowledges that the Grantee has read Section 13.5(a) of this Agreement and consents to the electronic delivery of the documents described in such Section. The Grantee acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Grantee by contacting the Company by telephone or in writing. The Grantee further acknowledges that the Grantee will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Grantee may revoke his or her consent to the electronic delivery of documents described in Section 13.5(a) or may change the electronic mail address to which such documents are to be delivered (if Grantee has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Grantee understands that he or she is not required to consent to electronic delivery of documents described in Section 13.5(a).

13.6 Integrated Agreement. This Agreement shall constitute the entire understanding and agreement of the Grantee and the Company with respect to the subject matter contained herein and shall supersede any prior agreements, understandings, restrictions, representations, or warranties between the Grantee and the Company with respect to such subject matter. To the extent contemplated herein, the provisions of this Agreement shall survive any settlement of the Units and shall remain in full force and effect.

13.7 Applicable Law. This Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of San Diego County, California, or the federal courts for the United States for the Southern District of California, and no other courts, where this Agreement is made and/or to be performed.

13.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Left Intentionally Blank]

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Exhibit 99.3

PURE BIOSCIENCE, INC.

Date:	June 22, 2017	By:	/s/ Dave Pfanzelter
Dave Pfanzelter, Chairman

ACCEPTANCE

The Grantee represents that the Grantee has read and is familiar with the terms and provisions of this Agreement and hereby accepts the Award subject to all of the terms and provisions hereof. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Company upon any questions arising under this Agreement.

GRANTEE

Date:	June 22, 2017	/s/ Henry R. Lambert
Henry R. Lambert, CEO

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Exhibit A

Employment Agreement

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